Exhibit 17(c)

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Investment Managers

Merrill Lynch Short-Term Global Income Fund, Inc.

April 6, 2001

THIS PROSPECTUS CONTAINS INFORMATION YOU SHOULD KNOW BEFORE INVESTING, INCLUDING INFORMATION ABOUT RISKS. PLEASE READ IT BEFORE YOU INVEST AND KEEP IT FOR FUTURE REFERENCE.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus

TABLE OF CONTENTS

ABOUT THE INVESTMENT ADVISER
EX-99.11
EX-99.14.A
EX-99.14.B
PROSPECTUS
STATEMENT OF ADDITIONAL INFORMATION
PROSPECTUS
ANNUAL REPORT
SEMI-ANNUAL REPORT
ANNUAL REPORT
EX-99.17.G

PAGE

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KEY FACTS

Merrill Lynch Short-Term Global Income Fund at a Glance	3

Risk/Return Bar Chart	5

Fees and Expenses	7

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DETAILS ABOUT THE FUND

How the Fund Invests	10

Investment Risks	11

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YOUR ACCOUNT

Merrill Lynch Select PricingsSM System	20

How to Buy, Sell, Transfer and Exchange Shares	26

Participation in Fee-Based Programs	31

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MANAGEMENT OF THE FUND

Merrill Lynch Investment Managers	34

Financial Highlights	35

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FOR MORE INFORMATION

Shareholder Reports	Back Cover

Statement of Additional Information	Back Cover

Table of Contents

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND AT A GLANCE
WHAT IS THE FUND’S INVESTMENT OBJECTIVE?

The Fund’s investment objective is to seek a high level of current income from a global portfolio of high quality DEBT SECURITIES denominated in various currencies and multinational currency units and having remaining MATURITIES not exceeding three years.

WHAT ARE THE FUND’S MAIN INVESTMENT STRATEGIES?

The Fund seeks to achieve its objective by investing in a non-diversified portfolio of debt securities, such as GOVERNMENT OBLIGATIONS, CORPORATE BONDS AND

In an effort to help you better understand the many concepts involved in making an investment decision, we have defined the highlighted terms in this prospectus in the sidebar.

DEBT SECURITY — a security representing the issuer’s obligation to repay principal and to pay interest at a specified rate.

MATURITY — the time at which the principal amount of a bond is scheduled to be returned to investors.

GOVERNMENT OBLIGATIONS — fixed income securities issued by a government or its agencies or instrumentalities, as distinct from securities issued by corporations.

CORPORATE BONDS OR NOTES — fixed income debt securities issued by a corporation, as distinct from one issued by a government agency or instrumentality.

MORTGAGE BACKED SECURITIES — securities that give their holder the right to receive a portion

NOTES, MORTGAGE-BACKED SECURITIES and securities whose potential investment of principal and/or interest payments made on a pool of residential or commercial mortgage loans, which in some cases are guaranteed by government agencies.

YIELD — the income generated by an investment in the Fund.

return is based on the change in a particular index or rate. U.S. and foreign companies and governments and supranational entities may issue these securities. Other than government obligations, the securities in which the Fund invests are rated in the top two highest rating categories of recognized rating agencies or determined to be of comparable quality by the Fund’s Board of Directors and Investment Adviser. The Fund will invest in debt securities with remaining maturities of three years or less. The Fund cannot guarantee that it will achieve its objective.

The Fund is designed to seek a higher amount of YIELD than a money market fund and less fluctuation in the Fund’s net asset value than a longer term global bond fund. The Investment Adviser manages the Fund using a multi-market strategy. This means that the Investment Adviser allocates the Fund’s investments among securities denominated in the currencies of a number of foreign countries based on the Investment Adviser’s assessment of yields, market and economic conditions and the expected changes in currencies of various countries relative to each other. Within each country, the Investment Adviser may allocate the Fund’s investments to different types of securities. Generally, the Fund will invest at least 25% of its total assets in debt securities issued by banks.

The Fund may invest in debt securities denominated in any currency. It will not invest more than 25% of its total assets in a single currency other than the U.S. dollar. Under normal market conditions, the Fund will invest in securities denominated in at least three currencies, including the U.S. dollar. Under adverse circumstances, however, the Fund may invest solely in one market or in one currency. The Fund will not invest in countries that the Investment Adviser does not consider to have stable governments or whose currencies are not convertible into U.S. dollars.

Key Facts
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MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

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Key Facts
The Fund may seek to hedge its portfolio securities against currency risks, and to a lesser extent, interest rate risks through the use of derivatives, including options, futures, forwards, options on futures, currency transactions, indexed and inverse securities.

WHAT ARE THE MAIN RISKS OF INVESTING IN THE FUND?

As with any fund, the value of the Fund’s investments — and therefore the value of the Fund’s shares — may fluctuate. These changes may occur because a particular bond market in which the Fund invests is rising or falling, or in response to interest rate changes. Generally, when interest rates go up, the value of debt instruments goes down. Also, Fund management may select debt instruments which underperform the bond market, the relevant indices or other funds with similar investment objectives and investment strategies. If the value of the Fund’s investments goes down, you may lose money.

The Fund will invest in foreign securities. Foreign investing involves special risks — including foreign currency risk and the possibility of substantial volatility due to adverse political, economic or other developments. Foreign securities may also be less liquid and harder to value than U.S. securities.

The Fund’s policy of concentrating its investments in the banking industry will cause the Fund to have greater exposure to certain risks associated with that industry, such as the impact of bank regulation, increases in interest rates and exposure to credit losses.

The Fund is a non-diversified fund, which means that it may invest more of its assets in securities of a single issuer than if it were a diversified fund. If the Fund invests in a smaller number of issuers, the Fund’s risk is increased because developments affecting an individual issuer have a greater impact on the Fund’s performance.

Derivatives may be volatile and subject to liquidity, leverage and credit risks.

WHO SHOULD INVEST?

The Fund may be an appropriate investment for you if you:

•	Are investing for current income

•	Want a professionally managed portfolio without the administrative burdens of direct investments in global bonds

•	Are looking for exposure to a variety of foreign markets

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

•	Are willing to accept the risk of loss of income and principal caused by negative economic developments, changes in interest rates or adverse changes in the price of bonds generally

•	Are willing to accept the risks of foreign investing in order to seek a high level of current income

RISK/RETURN BAR CHART

The bar chart and table shown below provide an indication of the risks of investing in the Fund. The bar chart shows changes in the Fund’s performance for Class B shares for each of the past ten calendar years. Sales charges are not reflected in the bar chart. If these amounts were reflected, returns would be less than those shown. The table compares the average annual total returns for each class of the Fund’s shares for the periods shown with those of Salomon Brothers World Government One-Three Year Bond Index and the Merrill Lynch Global Government Bond Index. How the Fund performed in the past is not necessarily an indication of how the Fund will perform in the future.

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During the period shown in the bar chart, the highest return for a quarter was 2.88% (quarter ended June 30, 1992) and the lowest return for a quarter was -7.13% (quarter ended September 30, 1992).

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

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Key Facts

				PAST
AVERAGE ANNUAL TOTAL RETURNS		PAST	PAST	TEN YEARS/
(AS OF DECEMBER 31, 2000)		ONE YEAR	FIVE YEARS	SINCE INCEPTION

Merrill Lynch Short-Term Global	Class A	3.46%	4.90%	4.87%+

Income Fund*

Salomon Brothers World Government		7.64%	6.55%	7.19%++

One-three Year Bond Index**

Merrill Lynch Global Government Bond		2.33%	3.15%	4.26%++

Index***

Merrill Lynch Short-Term Global	Class B	2.68%	4.53%	3.44%

Income Fund*

Salomon Brothers World Government		7.64%	6.55%	6.70%

One-three Year Bond Index**

Merrill Lynch Global Government Bond		2.33%	3.15%	5.86%

Index***

Merrill Lynch Short-Term Global	Class C	5.81%	4.63	4.00%+

Income Fund*

Salomon Brothers World Government		7.64%	6.55%	7.19%++

One-three Year Bond Index**

Merrill Lynch Global Government Bond		2.33%	3.15%	4.26%++

Index***

Merrill Lynch Short-Term Global	Class D#	2.97%	4.27%	3.58%

Income Fund*

Salomon Brothers World Government		7.64%	6.55%	6.70%

One-three Year Bond Index**

Merrill Lynch Global Government Bond		2.33%	3.15%	5.86%

Index***

*	Includes all applicable fees and sales charges.

**	This unmanaged Index is comprised of 189 global government bonds maturing in one to three years hedged into U.S. dollars. Past performance is not predictive of future performance.

***	This unmanaged index is comprised of global government bonds maturing in one to three years. Past performance is not predictive of future performance.

+	Inception date is October 21, 1994.

++	Since October 31, 1994.

#	As a result of the implementation of the Merrill Lynch Select PricingSM System, Class A shares outstanding prior to October 21, 1994 were redesignated as Class D shares. Historical performance information pertaining to these shares is included here.

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

FEES AND EXPENSES

The Fund offers four different classes of shares. Although your money will be UNDERSTANDING EXPENSES

Fund investors pay various fees and expenses, either directly or indirectly. Listed below are some of the main types of expenses, which the Fund may charge:

EXPENSES PAID DIRECTLY BY THE SHAREHOLDER:

SHAREHOLDER FEES — these include sales charges which you may pay when you buy or sell shares of the Fund.

EXPENSES PAID INDIRECTLY BY THE SHAREHOLDER:

ANNUAL FUND OPERATING EXPENSES — expenses that cover the costs of operating the Fund.

MANAGEMENT FEE — a fee paid to the Investment Adviser for managing the Fund.

DISTRIBUTION FEES — fees used to support the Fund’s marketing and distribution efforts, such as compensating Financial Advisors and other financial intermediaries, advertising and promotion.

SERVICE (ACCOUNT MAINTENANCE) FEES — fees used to compensate securities dealers and other financial intermediaries, for account maintenance activities.

invested the same way no matter which class of shares you buy, there are differences among the fees and expenses associated with each class. Not everyone is eligible to buy every class. After determining which classes you are eligible to buy, decide which class best suits your needs. Your Merrill Lynch Financial Advisor can help you with this decision.

This table shows the different fees and expenses that you may pay if you buy and hold the different classes of shares of the Fund. Future expenses may be greater or less than those indicated below.

SHAREHOLDER FEES (FEES PAID
DIRECTLY FROM YOUR INVESTMENT)(A):	CLASS A		CLASS B(B)		CLASS C		CLASS D

Maximum Sales Charge (Load) imposed on purchases (as a percentage of offering price)	4.00	%(c)	None		None		4.00	%(c)
Maximum Deferred Sales Charge (Load) (as a percentage of original purchase price or redemption proceeds, whichever is lower)	None(d)		4.00	%(c)	1.00	%(c)	None(d)
Maximum Sales Charge (Load) imposed on Dividend Reinvestments	None		None		None		None
Redemption Fee	None		None		None		None
Exchange Fee	None		None		None		None
ANNUAL FUND OPERATING EXPENSES (EXPENSES THAT ARE DEDUCTED FROM FUND ASSETS):
MANAGEMENT FEE(E)	0.55%		0.55%		0.55%		0.55%
DISTRIBUTION AND/OR SERVICE (12B-1) FEES(F)	None		0.75%		0.80%		0.25%
Other Expenses (including transfer agency fees)(g)	0.68%		0.69%		0.68%		0.68%
Total Annual Fund Operating Expenses	1.23%		1.99%		2.03%		1.48%

(a)  In addition, Merrill Lynch may charge clients a processing fee

(currently $5.35) when a client buys or redeems shares. See “How to
Buy, Sell, Transfer and Exchange Shares.”

(b)  Class B shares automatically convert to Class D shares approximately ten years after you buy them and will no longer be subject to distribution fees.

(c)  Some investors may qualify for reductions in the sales charge (load).

(d)  You may pay a deferred sales charge if you purchase $1 million or more and you redeem within one year.

(e)  The Fund pays the Investment Adviser a fee at the annual rate of 0.55% of the average daily net assets of the Fund for the first $2 billion; 0.525% of the average daily net assets from $2 billion to $4 billion; 0.50% of the average daily net assets from $4 billion to $6 billion; 0.475% of the average daily net assets from $6 billion to $10 billion; 0.45% of the average daily net assets from $10 billion to $15 billion; and 0.425% of the average daily net assets above $15 billion. The Investment Adviser agreed to voluntarily waive a portion of management fees and for the fiscal year ended December 31, 2000, the Investment Adviser received a fee equal to 0.50% of the Fund’s average daily net assets. The Investment Adviser may discontinue or reduce this waiver of fees at any time without notice. After taking into account this voluntary fee waiver, the Total Annual Fund Operating Expense ratios were 1.18% for Class A, 1.94% for Class B, 1.98% for Class C and 1.43% for Class D.

(footnotes continued on next page)

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

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Key Facts
(footnotes continued from previous page)

(f)  The Fund calls the “Service Fee” an “Account Maintenance Fee.”

Account Maintenance Fee is the term used elsewhere in this
Prospectus and in all other Fund materials. If you hold Class B or
Class C shares over time, it may cost you more in distribution
(12b-1) fees than the maximum sales charge that you would have paid if you had bought one of the other classes.

(g)  The Fund pays the Transfer Agent $11.00 for each Class A and Class D shareholder account and $14.00 for each Class B and Class C
shareholder account and reimburses the Transfer Agent’s
out-of-pocket expenses. The Fund pays a 0.10% fee for certain accounts that participate in the Merrill Lynch Mutual Fund Advisor program. The Fund also pays a $0.20 monthly closed account charge, which is assessed upon all accounts that close during the year. This fee begins the month following the month the account is closed and ends at the end of the calendar year. For the fiscal year ended
December 31, 2000, the Fund paid the Transfer Agent fees totaling
$211,503. The Fund has entered into an agreement with State Street
Bank and Trust Company pursuant to which State Street provides certain accounting services to the Fund. The Fund will pay the cost of these services. In addition, the Fund will reimburse the
Investment Adviser for the cost of certain additional accounting services. For the fiscal year ended December 31, 2000, the
Investment Adviser provided accounting services to the Fund at its cost. The Fund reimbursed the Investment Adviser $109,510 for these services.

EXAMPLES:

These examples are intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

These examples assume that you invest $10,000 in the Fund for the time periods indicated, that your investment has a 5% return each year, that you pay the sales charges, if any, that apply to the particular class and that the Fund’s operating expenses remain the same. This assumption is not meant to indicate you will receive a 5% annual rate of return. Your annual return may be more or less than the 5% used in this example. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

EXPENSES IF YOU DID REDEEM YOUR SHARES:

	1 YEAR	3 YEARS	5 YEARS	10 YEARS

Class A	$520	$775	$1,049	$1,829
Class B	$602	$824	$1,073	$2,317
Class C	$306	$637	$1,093	$2,358
Class D	$545	$849	$1,176	$2,098

EXPENSES IF YOU DID NOT REDEEM YOUR SHARES:

	1 YEAR	3 YEARS	5 YEARS	10 YEARS

Class A	$520	$775	$1,049	$1,829
Class B	$202	$624	$1,073	$2,317
Class C	$206	$637	$1,093	$2,358
Class D	$545	$849	$1,176	$2,098

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

HOW THE FUND INVESTS

The Fund’s investment objective is a high level of current income. The Fund invests in a non-diversified global portfolio of high quality debt securities denominated in various currencies and multinational currency units having remaining maturities not exceeding three years. The securities in which the Fund may invest include government obligations and debt securities issued by supranational entities, corporations and financial institutions. Under normal circumstances, the Fund will invest at least 25% of its total assets in debt instruments issued by U.S. and foreign companies engaged in the banking industry, including bank holding companies. The Fund may also invest in participations in, or bonds or notes backed by, pools of mortgages or other assets or receivables.

The Fund will normally invest a significant portion of its investments in short term debt securities and cash or cash equivalents (including repurchase agreements) denominated in U.S. dollars or foreign currencies (“money market securities”). Money market securities include short term government obligations; bank instruments, including certificates of deposit, bankers’ acceptances and deposit notes (including Yankeedollar and Eurodollar obligations); and commercial paper. Yankeedollar obligations are debt securities issued by U.S. branches or subsidiaries of foreign depository institutions. Eurodollar obligations are debt securities issued by foreign branches or subsidiaries of U.S. depository institutions. Yankeedollar and Eurodollar

ABOUT THE PORTFOLIO MANAGER

Ian Frost has been the Portfolio Manager of the Fund since 2001. Mr. Frost has been a Director (Global Fixed Income) of Merrill Lynch Investment Managers since 1998 and has been a Portfolio Manager of Merrill Lynch Investment Managers since 1999. Mr. Frost served as a Fixed Income Portfolio Manager with Picket Asset Management from 1997 to 1999 and as an independent futures trader from 1995 to 1997.

ABOUT THE INVESTMENT ADVISER

The Fund is managed by Merrill Lynch Investment Managers.

obligations and obligations of branches or subsidiaries may be general obligations of the parent bank or may be limited to the issuing branch or subsidiary.

The Fund may invest in debt securities denominated in any currency or multinational currency unit, including the euro. It is anticipated that the Fund will invest primarily in securities denominated in the currencies of the United States, Japan, Canada, Western European nations, New Zealand or Australia. Further, the Fund expects that the securities in which it invests will be issued primarily by entities located in these countries and by supranational entities. Normally, the Fund will not invest more than 25% of its total assets in debt securities denominated in a single currency or currency unit other than the U.S. dollar.

To minimize the credit risk of its securities, the Fund will invest only in high quality securities. High quality securities are government obligations, securities issued by supranational entities and securities rated AA or better by Standard & Poor’s and Fitch, Inc. or Aa or better by Moody’s Investors Service, Inc. (or A-1 or better by Standard & Poor’s or Prime-1 by Moody’s in the case of

Details About the Fund
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MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

commercial paper) or determined by the Fund’s Board and the Investment Adviser to be of similar quality.

The Fund may use derivatives to hedge its portfolio against interest rate and currency risks. Derivatives are financial instruments whose value is derived from another security, a commodity (such as oil or gold) or an index, such as the Standard & Poor’s 500 Index. The derivatives that the Fund may use include options, futures, forwards, options on futures, currency transactions and indexed and inverse securities. Indexed securities are securities whose potential investment return is based on the change in some specified value such as the change in interest rates or in the value of a bond index or in some other particular measurement. For example, the Fund may invest in securities that pay a higher rate of interest and principal when the value of the index increases and lower interest and principal when the index decreases. Alternatively, the Fund may invest in inverse securities that pay a higher rate of interest and principal when the index decreases and a lower rate of interest and principal when it increases. The Fund will purchase indexed securities to generate current income or for currency hedging purposes, and will not speculate through such obligations.

The Fund may invest up to 15% of its net assets in illiquid securities that it cannot easily sell. These securities may include securities for which there is no readily available market and certain asset backed and receivable backed securities. Other possibly illiquid securities in which the Fund may invest are securities that have contractual or legal restrictions on resale, known as restricted securities, including Rule 144A securities that can be resold to qualified institutional buyers but not to the general public.

INVESTMENT RISKS

This section contains a summary discussion of the general risks of investing in the Fund. As with any mutual fund, there can be no guarantee that the Fund will meet its goals or that the Fund’s performance will be positive for any period of time.

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

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Details About the Fund MARKET AND SELECTION RISK — Market risk is the risk that the bond markets in one or more countries in which the Fund invests will go down in value, including the possibility that the markets will go down sharply and unpredictably. Selection risk is the risk that the securities that Fund management selects will underperform the bond markets, the relevant indices or other funds with similar investment objectives and investment strategies.

FOREIGN MARKET RISK — Since the Fund invests in foreign securities, it offers the potential for more diversification than an investment only in the United States. This is because securities traded on foreign markets have often (though not always) performed differently than securities in the United States. However, such investments involve special risks not present in U.S. investments that can increase the chances that the Fund will lose money. In particular, the Fund is subject to the risk that because there are generally fewer investors on foreign exchanges and a smaller number of shares traded each day, it may make it difficult for the Fund to buy and sell securities on those exchanges. In addition, prices of foreign securities may go up and down more than prices of securities traded in the United States.

FOREIGN ECONOMY RISK — The economies of certain foreign markets often do not compare favorably with the economy of the United States with respect to such issues as growth of gross national product, reinvestment of capital, resources and balance of payments position. Certain such economies may rely heavily on particular industries or foreign capital and are more vulnerable to diplomatic developments, the imposition of economic sanctions against a particular country or countries, changes in international trading patterns, trade barriers and other protectionist or retaliatory measures.

Investments in foreign markets may also be adversely affected by governmental actions such as the imposition of capital controls, nationalization of companies or industries, expropriation of assets or the imposition of punitive taxes. In addition, the governments of certain countries may prohibit or impose substantial restrictions on foreign investing in their capital markets or in certain industries. Any of these actions could severely affect security prices, impair the Fund’s ability to purchase or sell foreign securities or transfer the Fund’s assets or income back into the United States, or otherwise adversely affect the Fund’s operations.

Other foreign market risks include foreign exchange controls, difficulties in pricing securities, defaults on foreign government securities, difficulties in enforcing favorable legal judgments in foreign courts and political and social

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

instability. Legal remedies available to investors in certain foreign countries may be less extensive than those available to investors in the United States or other foreign countries.

CURRENCY RISK — Securities in which the Fund invests may be denominated or quoted in currencies other than the U.S. dollar. Changes in foreign currency exchange rates affect the value of the Fund’s portfolio. Generally, when the U.S. dollar rises in value against a foreign currency, a security denominated in that currency loses value because the currency is worth fewer U.S. dollars. Conversely, when the U.S. dollar decreases in value against a foreign currency, a security denominated in that currency gains value because the currency is worth more U.S. dollars. This risk, generally known as “currency risk,” means that a strong U.S. dollar will reduce returns for U.S. investors while a weak U.S. dollar will increase those returns.

GOVERNMENTAL SUPERVISION AND REGULATION/ACCOUNTING STANDARDS — Many foreign governments supervise and regulate stock exchanges, brokers and the sale of securities less than the United States does. Some countries may not have laws to protect investors the way that the U.S. securities laws do. For example, some countries may have no laws or rules against insider trading. Insider trading occurs when a person buys or sells a company’s securities based on non-public information about that company. Accounting standards in other countries are not necessarily the same as in the United States. If the accounting standards in another country do not require as much detail as U.S. accounting standards, it may be harder for Fund management to completely and accurately determine a company’s financial condition. Also, brokerage commissions and other costs of buying or selling securities often are higher in foreign countries than they are in the United States. This reduces the amount the Fund can earn on its investments.

CERTAIN RISKS OF HOLDING FUND ASSETS OUTSIDE THE UNITED STATES — The Fund generally holds its foreign securities and cash in foreign banks and securities depositories. Some foreign banks and securities depositories may be recently organized or new to the foreign custody business. In addition, there may be limited or no regulatory oversight over their operations. Also, the laws of certain countries may put limits on the Fund’s ability to recover its assets if a foreign bank, depository or issuer of a security, or any of their agents, goes bankrupt. In addition, it is often more expensive for the Fund to buy, sell and hold securities in certain foreign markets than in the United States. The increased expense of investing in foreign markets reduces the amount the Fund

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

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Details About the Fund
can earn on its investments and typically results in a higher operating expense ratio for the Fund than for investment companies invested only in the United States.

SETTLEMENT RISK — Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically generated by the settlement of U.S. investments. Communications between the United States and emerging market countries may be unreliable, increasing the risk of delayed settlements or losses of security certificates. Settlements in certain foreign countries at times have not kept pace with the number of securities transactions; these problems may make it difficult for the Fund to carry out transactions. If the Fund cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Fund cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Fund could be liable to that party for any losses incurred.

EUROPEAN ECONOMIC AND MONETARY UNION (EMU) — Certain European countries have entered into the EMU in an effort to, among other things, reduce barriers between countries, increase competition among companies, reduce government subsidies in certain industries and reduce or eliminate currency fluctuations among these countries. EMU established a single common European currency (the “euro”) that was introduced on January 1, 1999 and is expected to replace the existing national currencies of all initial EMU participants by July 1, 2002. Certain securities (beginning with government and corporate bonds) have been redenominated in the euro, and are listed, traded and make dividend and other payments only in euros. Although EMU is generally expected to have a beneficial effect, it could negatively affect the Fund in a number of situations, including as follows:

•	If the transition to the euro, or EMU as a whole, does not proceed as planned, the Fund’s investments could be adversely affected. For example, sharp currency fluctuations, exchange rate volatility and other disruptions of the markets could occur.

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

•	Withdrawal from EMU by a participating country could also have a negative effect on the Fund’s investments, for example, if securities redenominated in euros are transferred back into that country’s national currency.

CREDIT RISK — Credit risk is the risk that the issuer of a security owned by the Fund will be unable to pay the interest or principal when due. The degree of credit risk depends on both the financial condition of the issuer and the terms of the obligation.

INTEREST RATE RISK — Interest rate risk is the risk that prices of fixed income securities generally increase when interest rates decline and decrease when interest rates increase. Prices of longer term securities generally change more in response to interest rate changes than prices of shorter term securities.

NON-DIVERSIFICATION RISK — The Fund is a non-diversified fund. If the Fund invests in securities of a smaller number of issuers, the Fund’s risk is increased because developments affecting an individual issuer have a greater impact on the Fund’s performance.

BORROWING AND LEVERAGE — The Fund may borrow for temporary emergency purposes including to meet redemptions. Borrowing may exaggerate changes in the net asset value of Fund shares and in the yield on the Fund’s portfolio. Borrowing will cost the Fund interest expense and other fees. The cost of borrowing may reduce the Fund’s return. Certain derivative securities that the Fund buys may create leverage including, for example, indexed securities, inverse securities, forward commitments and options.

SECURITIES LENDING — The Fund may lend securities with a value not exceeding 33 1/3% of its total assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral. Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, the Fund may lose money and there may be a delay in recovering the loaned securities. The Fund could also lose money if it does not recover the securities and/or the value of the collateral falls. These events could trigger adverse tax consequences to the Fund.

RISKS ASSOCIATED WITH CERTAIN TYPES OF OBLIGATIONS IN WHICH THE FUND MAY INVEST INCLUDE:

SOVEREIGN DEBT — The Fund may invest in sovereign debt securities. These securities are issued or guaranteed by foreign government entities. Investments

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

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Details About the Fund
in sovereign debt are subject to the risk that a government entity may delay or refuse to pay interest or repay principal on its sovereign debt. Some of these reasons may include cash flow problems, insufficient foreign currency reserves, political considerations, the relative size of the government entity’s debt position to the economy or the failure to put in place economic reforms required by the International Monetary Fund or other multilateral agencies. If a government entity defaults, it may ask for more time in which to pay or for further loans. There is no legal process for collecting sovereign debts that a government does not pay nor bankruptcy proceeding by which all or part of a sovereign debt that a government entity has not repaid may be collected.

ILLIQUID SECURITIES — The Fund may invest up to 15% of its net assets in illiquid securities that it cannot easily sell within seven days at current value or that have contractual or legal restrictions on resale. If the Fund buys illiquid securities it may be unable to quickly sell them or may be able to sell them only at a price below current value.

RESTRICTED SECURITIES — Restricted securities have contractual or legal restrictions on their resale. They include private placement securities that the Fund buys directly from the issuer. Private placement and other restricted securities may not be listed on an exchange and may have no active trading market.

Restricted securities may be illiquid. The Fund may be unable to sell them on short notice or may be able to sell them only at a price below current value. The Fund may get only limited information about the issuer, so it may be less able to predict a loss. In addition, if Fund management receives material adverse nonpublic information about the issuer, the Fund will not be able to sell the securities.

RULE 144A SECURITIES — Rule 144A securities are restricted securities that can be resold to qualified institutional buyers but not to the general public. Rule 144A securities may have an active trading market, but carry the risk that the active trading market may not continue.

DERIVATIVES — The Fund may use derivative instruments including options, futures, forwards, options on futures, currency transactions, indexed securities and inverse securities. Derivatives allow the Fund to increase or decrease its risk exposure more quickly and efficiently than other types of instruments.

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

Derivatives are volatile and involve significant risks, including:

Credit Risk — the risk that the counterparty (the party on the other side of the transaction) on a derivative transaction will be unable to honor its financial obligation to the Fund.

Currency Risk — the risk that changes in the exchange rate between currencies will adversely affect the value (in U.S. dollar terms) of an investment.

Leverage Risk — the risk associated with certain types of investments or trading strategies (such as borrowing money to increase the amount of investments) that relatively small market movements may result in large changes in the value of an investment. Certain investments or trading strategies that involve leverage can result in losses that greatly exceed the amount originally invested.

Liquidity Risk — the risk that certain securities may be difficult or impossible to sell at the time that the seller would like or at the price that the seller believes the security is currently worth.

The Fund may use derivatives for hedging purposes, including anticipatory hedges. Hedging is a strategy in which the Fund uses a derivative to offset the risks associated with other Fund holdings. While hedging can reduce losses, it can also reduce or eliminate gains or cause losses if the market moves in a different manner than anticipated by the Fund or if the cost of the derivative outweighs the benefit of the hedge. Hedging also involves the risk that changes in the value of the derivative will not match those of the holdings being hedged as expected by the Fund, in which case any losses on the holdings being hedged may not be reduced. There can be no assurance that the Fund’s hedging strategy will reduce risk or that hedging transactions will be either available or cost effective. The Fund is not required to use hedging and may not choose to do so.

INDEXED AND INVERSE FLOATING RATE SECURITIES — The Fund may invest in securities whose potential returns are directly related to changes in an underlying index or interest rate, known as indexed securities. The return on indexed securities will rise when the underlying index or interest rate rises and fall when the index or interest rate falls. The Fund may also invest in securities whose return is inversely related to changes in an interest rate (inverse floaters). In general, income on inverse floaters will decrease when interest rates increase

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Details About the Fund
and increase when interest rates decrease. Investments in inverse floaters may subject the Fund to the risks of reduced or eliminated interest payments and losses of principal. In addition, certain indexed securities and inverse floaters may increase or decrease in value at a greater rate than the underlying interest rate, which effectively leverages the Fund’s investment. Indexed securities and inverse floaters are derivative securities and can be considered speculative. Indexed and inverse securities involve credit risk and certain indexed and inverse securities may involve currency risk, leverage risk and liquidity risk.

MORTGAGE-BACKED AND ASSET-BACKED SECURITIES — Mortgage-backed and asset- backed securities represent the right to receive a portion of principal and/or interest payments made on a pool of residential or commercial mortgage loans. When interest rates fall, borrowers may refinance or otherwise repay principal on their loans earlier than scheduled. When this happens, certain types of mortgage-backed and asset-backed securities will be paid off more quickly than originally anticipated and the Fund will have to invest the proceeds in securities with lower yields. This risk is known as “prepayment risk.” When interest rates rise, certain types of mortgage-backed and asset-backed securities will be paid off more slowly than originally anticipated and the value of these securities will fall. This risk is known as “extension risk.”

Because of prepayment risk and extension risk, mortgage-backed and asset- backed securities react differently to changes in interest rates than other fixed income securities. Small movements in interest rates (both increases and decreases) may quickly and significantly reduce the value of certain mortgage- backed and asset-backed securities.

REPURCHASE AGREEMENTS; PURCHASE AND SALE CONTRACTS — The Fund may enter into certain types of repurchase agreements or purchase and sale contracts. Under a repurchase agreement, the seller agrees to repurchase a security (typically a security issued or guaranteed by the U.S. Government) at a mutually agreed upon time and price. This insulates the Fund from changes in the market value of the security during the period, except for currency fluctuations. A purchase and sale contract is similar to a repurchase agreement, but purchase and sale contracts provide that the purchaser receives any interest on the security paid during the period. If the seller fails to repurchase the security in either situation and the market value declines, the Fund may lose money.

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

STATEMENT OF ADDITIONAL INFORMATION

If you would like further information about the Fund, including how it invests, please see the Statement of Additional Information.

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

MERRILL LYNCH SELECT PRICINGSM SYSTEM

The Fund offers four share classes, each with its own sales charge and expense structure, allowing you to invest in the way that best suits your needs. Each share class represents an ownership interest in the same investment portfolio. When you choose your class of shares you should consider the size of your investment and how long you plan to hold your shares. Your Merrill Lynch Financial Advisor can help you determine which share class is best suited to your personal financial goals.

For example, if you select Class A or D shares, you generally pay a sales charge at the time of purchase. If you buy Class D shares, you also pay an ongoing account maintenance fee of 0.25%. You may be eligible for a sales charge reduction or waiver.

Certain financial intermediaries may charge additional fees in connection with transactions in Fund shares. The Investment Adviser, the Distributor or their affiliates may make payments out of their own resources to selected securities dealers and other financial intermediaries for providing services intended to result in the sale of Fund shares or for shareholder servicing activities.

If you select Class B or C shares, you will invest the full amount of your purchase price, but you will be subject to a distribution fee of 0.50% with respect to Class B shares and 0.55% with respect to Class C shares and an account maintenance fee of 0.25%. Because these fees are paid out of the Fund’s assets on an ongoing basis, over time these fees increase the cost of your investment and may cost you more than paying other types of sales charges. In addition, you may be subject to a deferred sales charge when you sell Class B or C shares.

The Fund’s shares are distributed by FAM Distributors, Inc., an affiliate of Merrill Lynch.

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MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

The table below summarizes key features of the Merrill Lynch Select PricingSM System.

	CLASS A	CLASS B	CLASS C	CLASS D

Availability	Limited to certain investors including: • Current Class A shareholders • Certain Retirement Plans	Generally available through Merrill Lynch. Limited availability through selected securities dealers and other financial intermediaries	Generally available through Merrill Lynch. Limited availability through selected securities dealers and other financial intermediaries	Generally available through Merrill Lynch. Limited availability through selected securities dealers and other financial intermediaries.

• Participants in certain Merrill Lynch sponsored programs

• Certain affiliates of Merrill Lynch, selected securities dealers and other financial intermediaries.

Initial Sales Charge?	Yes. Payable at time of purchase. Lower sales charges available for larger investments	No. Entire purchase price is invested in shares of the Fund	No. Entire purchase price is invested in shares of the Fund	Yes. Payable at time of purchase. Lower sales charges available for larger investments.

Deferred Sales Charge?	No. (May be charged for purchases over $1 million that are redeemed within one year.)	Yes. Payable if you redeem within four years of purchase	Yes. Payable if you redeem within one year of purchase	No. (May be charged for purchases over $1 million that are redeemed within one year.)

Account Maintenance and Distribution Fees?	No	0.25% Account Maintenance Fee. 0.50% Distribution Fee	0.25% Account Maintenance Fee. 0.55% Distribution Fee.	0.25% Account Maintenance Fee. No Distribution Fee.

Conversion to Class D shares?	No	Yes, automatically after approximately ten years.	No	No.

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CLASS A AND CLASS D SHARES — INITIAL SALES CHARGE OPTIONS

If you select Class A or Class D shares, you will pay a sales charge at the time of purchase.

			DEALER
			COMPENSATION
	AS A % OF	AS A % OF	AS A % OF
YOUR INVESTMENT	OFFERING PRICE	YOUR INVESTMENT*	OFFERING PRICE

Less than $25,000	4.00%	4.17%	3.75%
$25,000 but less than $50,000	3.75%	3.90%	3.50%
$50,000 but less than $100,000	3.25%	3.36%	3.00%
$100,000 but less than $250,000	2.50%	2.56%	2.25%
$250,000 but less than $1,000,000	1.50%	1.52%	1.25%
$1,000,000 and over**	0.00%	0.00%	0.00%

* Rounded to the nearest one-hundredth percent.

** If you invest $1,000,000 or more in Class A or Class D shares, you may not pay an initial sales charge. In that case, the Investment Adviser compensates the selling dealer or other financial intermediary from its own funds. However, if you redeem your shares within one year after purchase, you may be charged a deferred sales charge. This charge is 1.00% of the lesser of the original cost of the shares being redeemed or your redemption proceeds. A sales charge of 0.75% will be charged on purchases of $1,000,000 or more of Class A or Class D shares by certain employer sponsored retirement or savings plans.

No initial sales charge applies to Class A or Class D shares that you buy through reinvestment of dividends.

RIGHT OF ACCUMULATION — permits you to pay the sales charge that would apply to the cost or value (whichever is higher) of all shares you own in the Merrill Lynch mutual funds that offer Select PricingSM options.

LETTER OF INTENT — permits you to pay the sales charge that would be applicable if you add up all shares of Merrill Lynch Select PricingSM System funds that you agree to buy within a 13-month period. Certain restrictions apply.

A reduced or waived sales charge on a purchase of Class A or Class D shares may apply for:

•	Purchases under a RIGHT OF ACCUMULATION or LETTER OF INTENT

•	Merrill Lynch BlueprintSM Program participants

•	TMASM Managed Trusts

•	Certain Merrill Lynch investment or central asset accounts

•	Certain employer-sponsored retirement or savings plans

•	Purchases using proceeds from the sale of certain Merrill Lynch closed-end funds under certain circumstances

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

•	Certain investors, including directors or trustees of Merrill Lynch mutual funds and Merrill Lynch employees

•	Certain fee-based programs of Merrill Lynch and other financial intermediaries that have agreements with the Distributor or its affiliates

Only certain investors are eligible to buy Class A shares. Your Merrill Lynch Financial Advisor can help you determine whether you are eligible to buy Class A shares or to participate in any of these programs.

If you decide to buy shares under the initial sales charge alternative and you are eligible to buy both Class A and Class D shares, you should buy Class A since Class D shares are subject to a 0.25% account maintenance fee, while Class A shares are not.

If you redeem Class A or Class D shares and within 30 days buy new shares of the same class, you will not pay a sales charge on the new purchase amount. The amount eligible for this “Reinstatement Privilege” may not exceed the amount of your redemption proceeds. To exercise the privilege, contact your Merrill Lynch Financial Advisor, selected securities dealer, other financial intermediary or the Fund’s Transfer Agent at 1-800-MER-FUND.

As a result of the implementation of the Merrill Lynch Select PricingSM System, Class A shares of the Fund outstanding prior to October 21, 1994, were redesignated Class D shares. The Class A shares offered here differ from the Class A shares offered prior to October 21, 1994 in many respects, including eligible investors, sales charges and exchange privilege.

CLASS B AND CLASS C SHARES — DEFERRED SALES CHARGE OPTIONS

If you select Class B or Class C shares, you do not pay an initial sales charge at the time of purchase. However, if you redeem your Class B shares within four years after purchase, or your Class C shares within one year after purchase, you may be required to pay a deferred sales charge. You will also pay distribution fees of 0.50% with respect to Class B shares and 0.55% with respect to Class C shares and account maintenance fees of 0.25% each year under distribution plans that the Fund has adopted under Rule 12b-1. Because these fees are paid out of the Fund’s assets on an ongoing basis, over time these fees increase the cost of your investment and may cost you more than paying other types of sales charges. The Distributor uses the money that it receives from the deferred sales charges and the distribution fees to cover the costs of

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marketing, advertising and compensating the Merrill Lynch Financial Advisor, selected securities dealer or other financial intermediary who assists you in purchasing Fund shares.

CLASS B SHARES

If you redeem Class B shares within four years after purchase, you may be charged a deferred sales charge. The amount of the charge gradually decreases as you hold your shares over time, according to the following schedule:

YEARS SINCE PURCHASE	SALES CHARGE*

0 - 1	4.00%

1 - 2	3.00%

2 - 3	2.00%

3 - 4	1.00%

4 and thereafter	0.00%

*	The percentage charge will apply to the lesser of the original cost of the shares being redeemed or the proceeds of your redemption. Shares acquired through reinvestment of dividends are not subject to a deferred sales charge. Not all Merrill Lynch funds have identical deferred sales charge schedules. If you exchange your shares for shares of another fund, the higher charge will apply.

The deferred sales charge relating to Class B shares may be reduced or waived in certain circumstances, such as:

•	Certain post-retirement withdrawals from an IRA or other retirement plan if you are over 59 1/2 years old

•	Redemption by certain eligible 401(a) and 401(k) plans, certain related accounts, group plans participating in the Merrill Lynch Blueprint Program and certain retirement plan rollovers

•	Redemption in connection with participation in certain fee-based programs of Merrill Lynch or other financial intermediaries that have agreements with the Distributor or its affiliate

•	Withdrawals resulting from shareholder death or disability as long as the waiver request is made within one year of death or disability or, if later, reasonably promptly following completion of probate, or in connection with involuntary termination of an account in which Fund shares are held

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

•	Withdrawal through the Merrill Lynch Systematic Withdrawal Plan of up to 10% per year of your Class B account value at the time the plan is established

Your Class B shares convert automatically into Class D shares approximately ten years after purchase. Any Class B shares received through reinvestment of dividends paid on converting shares will also convert at that time. Class D shares are subject to lower annual expenses than Class B shares. The conversion of Class B to Class D shares is not a taxable event for Federal income tax purposes.

Different conversion schedules apply to Class B shares of different Merrill Lynch mutual funds. For example, Class B shares of a fixed income fund typically convert approximately ten years after purchase compared to approximately eight years for equity funds. If you acquire your Class B shares in an exchange from another fund with a shorter conversion schedule, the Fund’s ten year conversion schedule will apply. If you exchange your Class B shares in the Fund for Class B shares of a fund with a longer conversion schedule, the other fund’s conversion schedule will apply. The length of time that you hold both the original and exchanged Class B shares in both funds will count toward the conversion schedule. The conversion schedule may be modified in certain other cases as well.

             CLASS C SHARES

If you redeem Class C shares within one year after purchase, you may be charged a deferred sales charge of 1.00%. The charge will apply to the lesser of the original cost of the shares being redeemed or the proceeds of your redemption. You will not be charged a deferred sales charge when you redeem shares that you acquire through reinvestment of Fund dividends. The deferred sales charge relating to Class C shares may be reduced or waived in connection with involuntary termination of an account in which Fund shares are held and withdrawals through the Merrill Lynch Systematic Withdrawal Plan.

Class C shares do not offer a conversion privilege.

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

HOW TO BUY, SELL, TRANSFER AND EXCHANGE SHARES

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The chart on the following pages summarizes how to buy, sell, transfer and exchange shares through Merrill Lynch, a selected securities dealer, broker, investment adviser, service provider or other financial intermediary. You may also buy shares through the Transfer Agent. To learn more about buying, selling, transferring or exchanging shares through the Transfer Agent, call 1-800-MER-FUND. Because the selection of a mutual fund involves many considerations, your Merrill Lynch Financial Advisor may help you with this decision.

Because of the high costs of maintaining smaller shareholder accounts, the Fund may redeem the shares in your account (without charging any deferred sales charge) if the net asset value of your account falls below $500 due to redemptions you have made. You will be notified that the value of your account is less than $500 before the Fund makes an involuntary redemption. You will then have 60 days to make an additional investment to bring the value of your account to at least $500 before the Fund takes any action. This involuntary redemption does not apply to retirement plans or Uniform Gifts or Transfers to Minors Act accounts.

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

IF YOU WANT TO	YOUR CHOICES	INFORMATION IMPORTANT FOR YOU TO KNOW

Buy Shares	First, select the share class appropriate for you	Refer to the Merrill Lynch Select Pricing table on page 21. Be sure to read this prospectus carefully.

	Next, determine the amount of your investment	The minimum initial investment for the Fund is $1,000 for all accounts except:

• $250 for certain Merrill Lynch fee-based programs

• $100 for retirement plans

(The minimums for initial investments may be waived or reduced under certain circumstances.)

	Have your Merrill Lynch Financial Advisor, selected securities dealer or other financial intermediary submit your purchase order	The price of your shares is based on the next calculation of net asset value after your order is placed. Any purchase orders placed prior to the close of business on the New York Stock Exchange (generally 4:00 p.m. Eastern time) will be priced at the net asset value determined that day. Certain financial intermediaries, however, may require submission of orders prior to that time. Purchase orders placed after that time will be priced at the net asset value determined on the next business day. The Fund may reject any order to buy shares and may suspend the sale of shares at any time. Selected securities dealers or other financial intermediaries, including Merrill Lynch, may charge a processing fee to confirm a purchase. Merrill Lynch currently charges a fee of $5.35.

	Or contact the Transfer Agent	To purchase shares directly, call the Transfer Agent at 1-800-MER-FUND and request a purchase application. Mail the completed purchase application to the Transfer Agent at the address on the inside back cover of this Prospectus.

Add to Your Investment	Purchase additional shares	The minimum investment for additional purchases is generally $50 except that retirement plans have a minimum additional purchase of $1 and certain programs, such as automatic investment plans, may have higher minimums. (The minimums for additional purchases may be waived under certain circumstances.)

	Acquire additional shares through the automatic dividend reinvestment plan	All dividends are automatically reinvested without a sales charge.

	Participate in the automatic investment plan	You may invest a specific amount on a periodic basis through certain Merrill Lynch investment or central asset accounts.

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IF YOU WANT TO	YOUR CHOICES	INFORMATION IMPORTANT FOR YOU TO KNOW

Transfer Shares to Another Securities Dealer or Other Financial Intermediary	Transfer to a participating securities dealer or other financial intermediary	You may transfer your Fund shares only to another securities dealer that has entered into an agreement with the Distributor. Certain shareholder services may not be available for the transferred shares. You may only purchase additional shares of funds previously owned before the transfer. All future trading of these assets must be coordinated by the receiving firm.

	Transfer to a	You must either:

	non-participating securities dealer or other financial intermediary	• Transfer your shares to an account with the Transfer Agent; or • Sell your shares paying any applicable deferred sales charge.

Sell Your Shares	Have your Merrill Lynch Financial Advisor, selected securities dealer or other financial intermediary submit your sales order	The price of your shares is based on the next calculation of net asset value after your order is placed. For your redemption request to be priced at the net asset value on the day of your request, you must submit your request to your dealer or other financial intermediary prior to that day’s close of business on the New York Stock Exchange (generally 4:00 p.m. Eastern time). Certain financial intermediaries, however, may require submission of orders prior to that time. Any redemption request placed after that time will be priced at the net asset value at the close of business on the next business day. Securities dealers or other financial intermediaries, including Merrill Lynch, may charge a fee to process a redemption of shares. Merrill Lynch currently charges a fee of $5.35. No processing fee is charged if you redeem shares directly through the Transfer Agent. The Fund may reject an order to sell shares under certain circumstances.

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

IF YOU WANT TO	YOUR CHOICES

Sell through the Transfer Agent

Sell Shares Systematically	Participate in the Fund’s Systematic Withdrawal Plan

IF YOU WANT TO	INFORMATION IMPORTANT FOR YOU TO KNOW

You may sell shares held at the Transfer Agent by writing to the Transfer Agent at the address on the inside back cover of this Prospectus. All shareholders on the account must sign the letter. A signature guarantee will generally be required but may be waived in certain limited circumstances. You can obtain a signature guarantee from a bank, securities dealer, securities broker, credit union, savings association, national securities exchange or registered securities association. A notary public seal will not be acceptable. If you hold stock certificates, return the certificates with the letter. The Transfer Agent will normally mail redemption proceeds within seven days following receipt of a properly completed request. If you make a redemption request before the Fund has collected payment for the purchase of shares, the Fund or the Transfer Agent may delay mailing your proceeds. This delay will usually not exceed ten days. You may also sell shares held at the Transfer Agent by telephone request if the amount being sold is less than $50,000 and if certain other conditions are met. Contact the Transfer Agent at 1-800-MER-FUND for details.

Sell Shares Systematically	You can choose to receive systematic payments from your Fund account either by check or through direct deposit to your bank account on a monthly or quarterly basis. If you hold your Fund shares in a Merrill Lynch CMA (Registered Trademark) , CBA (Registered Trademark) or Retirement Account you can arrange for systematic redemptions of a fixed dollar amount on a monthly, bi-monthly, quarterly, semi-annual or annual basis, subject to certain conditions. Under either method you must have dividends automatically reinvested. For Class B and C shares your total annual withdrawals cannot be more than 10% per year of the value of your shares at the time your plan is established. The deferred sales charge is waived for systematic redemptions. Ask your Merrill Lynch Financial Advisor or other financial intermediary for details.

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IF YOU WANT TO	YOUR CHOICES	INFORMATION IMPORTANT FOR YOU TO KNOW

Exchange Your Shares	Select the fund into which you want to exchange. Be sure to read that fund’s prospectus	You can exchange your shares of the Fund for shares of many other Merrill Lynch mutual funds. You must have held the shares used in the exchange for at least 15 calendar days before you can exchange to another fund.

Each class of Fund shares is generally exchangeable for shares of the same class of another fund. If you own Class A shares and wish to exchange into a fund in which you have no Class A shares (and are not eligible to purchase Class A shares), you will exchange into Class D shares.

Some of the Merrill Lynch mutual funds impose a different initial or deferred sales charge schedule. If you exchange Class A or D shares for shares of a fund with a higher initial sales charge than you originally paid, you will be charged the difference at the time of exchange. If you exchange Class B shares for shares of a fund with a different deferred sales charge schedule, the higher schedule will apply. The time you hold Class B or C shares in both funds will count when determining your holding period for calculating a deferred sales charge at redemption. If you exchange Class A or D shares for money market fund shares, you will receive Class A shares of Summit Cash Reserves Fund. Class B or C shares of the Fund will be exchanged for Class B shares of Summit.

To exercise the exchange privilege contact your Merrill Lynch Financial Advisor or other financial intermediary or call the Transfer Agent at 1-800-MER-FUND.

Although there is currently no limit on the number of exchanges that you can make, the exchange privilege may be modified or terminated at any time in the future.

Short term or excessive trading into and out of the Fund may harm performance by disrupting portfolio management strategies and by increasing expenses. Accordingly, the Fund may reject any purchase orders, including exchanges, particularly from market timers or investors who, in Fund management’s opinion, have a pattern of short term or excessive trading or whose trading has been or may be disruptive to the Fund. For these purposes, Fund management may consider an investor’s trading history in the Fund or other Merrill Lynch funds, and accounts under common ownership or control.

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

HOW SHARES ARE PRICED

When you buy shares, you pay the NET ASSET VALUE, plus any applicable sales NET ASSET VALUE — the market value of the Fund’s total assets after deducting liabilities, divided by the number of shares outstanding.

charge. This is the offering price. Shares are also redeemed at their net asset value, minus any applicable deferred sales charge. The Fund calculates its net asset value (generally by using market quotations) each day the New York Stock Exchange is open, as of the close of business on the Exchange, based on prices at the time of closing. The Exchange generally closes at 4:00 p.m. Eastern time. The net asset value used in determining your share price is the next one calculated after your purchase or redemption order is placed. Foreign securities owned by the Fund may trade on weekends or other days when the Fund does not price its shares. As a result, the Fund’s net asset value may change on days when you will not be able to purchase or redeem the Fund’s shares.

The Fund may accept orders from certain authorized financial intermediaries or their designees. The Fund will be deemed to receive an order when accepted by the intermediary or designee and the order will receive the net asset value next computed by the Fund after such acceptance. If the payment for a purchase order is not made by a designated later time, the order will be canceled and the financial intermediary could be held liable for any losses.

Generally, Class A shares will have the highest net asset value because that class has the lowest expenses, and Class D shares will have a higher net asset value than Class B or Class C shares. Generally, Class B shares will have a higher net asset value than Class C shares because Class B shares have lower distribution expenses than Class C shares. Also dividends paid on Class A and Class D shares will generally be higher than dividends paid on Class B and Class C shares because Class A and Class D shares have lower expenses.

PARTICIPATION IN FEE-BASED PROGRAMS

If you participate in certain fee-based programs offered by Merrill Lynch or other financial intermediaries, you may be able to buy Class A shares at net asset value, including by exchanges from other share classes. Sales charges on the shares being exchanged may be reduced or waived under certain circumstances.

You generally cannot transfer shares held through a fee-based program into another account. Instead, you will have to redeem your shares held through the program and purchase shares of another class, which may be subject to

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distribution and account maintenance fees. This may be a taxable event and you will pay any applicable sales charges.

If you leave one of these programs, your shares may be redeemed or automatically exchanged into another class of Fund shares or into a money market fund. The class you receive may be the class you originally owned when you entered the program, or in certain cases, a different class. If the exchange is into Class B shares, the period before conversion to Class D shares may be modified. Any redemption or exchange will be at net asset value. However, if you participate in the program for less than a specified period, you may be charged a fee in accordance with the terms of the program.

Details about these features and the relevant charges are included in the client agreement for each fee-based program and are available from your Merrill Lynch Financial Advisor, selected securities dealer or other financial intermediary.

DIVIDENDS AND TAXES

DIVIDENDS — ordinary income and capital gains paid to shareholders. Dividends may be reinvested in additional Fund shares as they are paid.

“BUYING A DIVIDEND”

Unless your investment is in a tax deferred account, you may want to avoid buying shares shortly before the Fund pays a dividend. The reason? If you buy shares when a fund has realized but not yet distributed ordinary income or capital gains, you will pay the full price for the shares and then receive a portion of the price back in the form of a taxable dividend. Before investing you may want to consult your tax adviser.

The Fund will distribute at least annually any net investment income monthly and any net realized capital gains. The Fund may also pay a special distribution at the end of the calendar year to comply with Federal tax requirements. If you would like to receive DIVIDENDS in cash, contact your Merrill Lynch Financial Advisor, selected securities dealer, other financial intermediary or the Transfer Agent. Although this cannot be predicted with any certainty, the Fund anticipates that the majority of its dividends, if any, will consist of ordinary income. Capital gains paid by the Fund, if any, may be taxable to you at different rates, depending, in part, on how long the Fund held the assets sold.

You will pay tax on dividends from the Fund whether you receive them in cash or additional shares. If you redeem Fund shares or exchange them for shares of another fund, you generally will be treated as having sold your shares and any gain on the transaction may be subject to tax. Capital gain dividends are generally taxed at different rates than ordinary income dividends.

If you are neither a lawful permanent resident nor a citizen of the United States or if you are a foreign entity, the Fund’s ordinary income dividends (which

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

include distributions of net short term capital gains) will generally be subject to a 30% U.S. withholding tax, unless a lower treaty rate applies.

Dividends and interest received by the Fund may give rise to withholding and other taxes imposed by foreign countries. Tax conventions between certain countries and the United States may reduce or eliminate such taxes. You may be able to claim a credit or take a deduction for foreign taxes paid by the Fund if certain requirements are met.

By law, the Fund must withhold 31% of your dividends and redemption proceeds if you have not provided a taxpayer identification number or social security number or the number you have provided is incorrect.

This section summarizes some of the consequences under current Federal tax law of an investment in the Fund. It is not a substitute for personal tax advice. Consult your personal tax adviser about the potential tax consequences of an investment in the Fund under all applicable tax laws.

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

MERRILL LYNCH INVESTMENT MANAGERS

Merrill Lynch Investment Managers, the Fund’s Investment Adviser, manages the Fund’s investments and its business operations under the overall supervision of the Fund’s Board of Directors. The Investment Adviser has the responsibility for making all investment decisions for the Fund. The Investment Adviser has a sub-advisory agreement with Merrill Lynch Asset Management U.K. Limited, an affiliate, under which the Investment Adviser may pay a fee for services it receives. The Fund pays the Investment Adviser a fee at the annual rate of 0.55% of the average daily net assets of the Fund for the first $2 billion; 0.525% of the average daily net assets from $2 billion to $4 billion; 0.50% of the average daily net assets from $4 billion to $6 billion; 0.475% of the average daily net assets from $6 billion to $10 billion; 0.45% of the average daily net assets from $10 billion to $15 billion; and 0.425% of the average daily net assets above $15 billion. For the fiscal year ended December 31, 2000, the Investment Adviser agreed to waive a portion of the investment advisory fee due and received a fee equal to 0.50% of the Fund’s average daily net assets. The Investment Adviser may reduce or discontinue this waiver at any time without notice.

Merrill Lynch Investment Managers was organized as an investment adviser in 1976 and offers investment advisory services to more than 50 registered investment companies. MLAM U.K. was organized as an investment adviser in 1986 and acts as sub-adviser to more than 50 registered investment companies. Merrill Lynch Investment Managers and its affiliates had approximately $551 billion in investment company and other portfolio assets under management as of February 2001.

Management of the Fund
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MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

FINANCIAL HIGHLIGHTS

The Financial Highlights table is intended to help you understand the Fund’s financial performance for the past five years. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate an investor would have earned or lost on an investment in the Fund (assuming reinvestment of all dividends). The information has been audited by Deloitte & Touche LLP, whose report, along with the Fund’s financial statements, is included in the Fund’s Annual Report, which is available upon request.

	CLASS A

	FOR THE YEAR ENDED DECEMBER 31,

INCREASE (DECREASE) IN NET ASSET
VALUE:	2000	1999	1998	1997	1996+

PER SHARE OPERATING PERFORMANCE:

Net asset value, beginning of year	$7.83	$7.80	$7.76	$7.89	$7.91

Investment income — net	.44	.39	.38	.42	.54

Realized and unrealized gain (loss) on investments and foreign currency transactions — net	.15	.03	.04	(.13)	(.06)

Total from investment operations	.59	.42	.42	.29	.48

Less dividends and distributions:

Investment income — net	(.44)	(.39)	(.37)	(.39)	(.44)

Return of capital — net	—	—	(.01)	(.03)	(.06)

Total dividends and distributions	(.44)	(.39)	(.38)	(.42)	(.50)

Net asset value, end of year	$7.98	$7.83	$7.80	$7.76	$7.89

Total Investment Return:*

Based on net asset value per share	7.77%	5.51%	5.49%	3.77%	6.29%

Ratios to Average Net Assets:

Expenses	1.23%	1.14%	.84%	.76%	.95%

Expenses, net of reimbursement	1.18%	1.13%	—	—	—

Investment income — net	5.52%	4.78%	4.75%	5.39%	6.45%

Supplemental Data:

Net assets, end of year (in thousands)	$202	$60	$7	$18	$3

Portfolio turnover	79.69%	67.22%	174.18%	287.81%	349.34%

	CLASS B

	FOR THE YEAR ENDED DECEMBER 31,

INCREASE (DECREASE) IN NET ASSET
VALUE:	2000	1999	1998	1997	1996+

Net asset value, beginning of year	$7.69	$7.72	$7.69	$7.81	$7.90

Investment income — net	.37	.32	.31	.35	.44

Realized and unrealized gain (loss) on investments and foreign currency transactions — net	.13	(.03)	.03	(.12)	(.09)

Total from investment operations	.50	.29	.34	.23	.35

Less dividends and distributions:

Investment income — net	(.37)	(.32)	(.30)	(.32)	(.38)

Return of capital — net	—	—	(.01)	(.03)	(.06)

Total dividends and distributions	(.37)	(.32)	(.31)	(.35)	(.44)

	CLASS B

	FOR THE YEAR ENDED DECEMBER 31,

INCREASE (DECREASE) IN NET ASSET
VALUE:	2000	1999	1998	1997	1996+

Net asset value, end of year	$7.82	$7.69	$7.72	$7.69	$7.81

Total Investment Return:*

Based on net asset value per share	6.68%	3.87%	4.52%	3.08%	4.52%

Ratios to Average Net Assets:

Expenses	1.99%	1.93%	1.65%	1.62%	1.74%

Expenses, net of reimbursement	1.94%	1.91%	—	—	—

Investment income — net	4.82%	4.17%	3.99%	4.59%	5.62%

Supplemental Data:

Net assets, end of year (in thousands)	$38,940	$83,085	$110,989	$160,096	$239,419

Portfolio turnover	79.69%	67.22%	174.18%	287.81%	349.34%

*	Total investment returns exclude the effects of sales charges.
+	Based on average shares outstanding.

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

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Management of the Fund
FINANCIAL HIGHLIGHTS (concluded)

	CLASS C

	FOR THE YEAR ENDED DECEMBER 31,

INCREASE (DECREASE) IN NET ASSET
VALUE:	2000	1999	1998	1997	1996+

PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of year	$7.58	$7.61	$7.58	$7.67	$7.72

Investment income — net	.36	.30	.29	.35	.38

Realized and unrealized gain (loss) on investments and foreign currency transactions — net	.14	(.03)	.03	(.09)	(.01)

Total from investment operations	.50	.27	.32	.26	.37

Less dividends and distributions:

Investment income — net	(.36)	(.30)	(.28)	(.32)	(.37)

Return of capital — net	—	—	(.01)	(.03)	(.05)

Total dividends and distributions	(.36)	(.30)	(.29)	(.35)	(.42)

Net asset value, end of year	$7.72	$7.58	$7.61	$7.58	$7.67

Total Investment Return:*

Based on net asset value per share	6.81%	3.64%	4.37%	3.42%	4.93%

Ratios to Average Net Assets:

Expenses	2.03%	2.10%	1.76%	1.60%	1.73%

Expenses, net of reimbursement	1.98%	2.08%	—	—	—

Investment income — net	4.79%	4.01%	3.94%	4.46%	5.23%

Supplemental Data:

Net assets, end of year (in thousands)	$48	$14	$17	$344	$155

Portfolio turnover	79.69%	67.22%	174.18%	287.81%	349.34%

	CLASS D

	FOR THE YEAR ENDED DECEMBER 31,

INCREASE (DECREASE) IN NET ASSET
VALUE:	2000	1999	1998	1997	1996+

Net asset value, beginning of year	$7.70	$7.72	$7.70	$7.81	$7.90

Investment income — net	.41	.37	.35	.40	.48

Realized and unrealized gain (loss) on investments and foreign currency transactions — net	.13	(.02)	.02	(.11)	(.09)

Total from investment operations	.54	.35	.37	.29	.39

Less dividends and distributions:

Investment income — net	(.41)	(.37)	(.34)	(.37)	(.42)

Return of capital — net	—	—	(.01)	(.03)	(.06)

Total dividends and distributions	(.41)	(.37)	(.35)	(.40)	(.48)

Net asset value, end of year	$7.83	$7.70	$7.72	$7.70	$7.81

Total Investment Return:*

Based on net asset value per share	7.26%	4.57%	4.96%	3.77%	5.09%

Ratios to Average Net Assets:

Expenses	1.48%	1.38%	1.10%	1.08%	1.20%

Expenses, net of reimbursement	1.43%	1.36%	—	—	—

Investment income — net	5.32%	4.73%	4.54%	5.13%	6.13%

Supplemental Data:

Net assets, end of year (in thousands)	$33,957	$7,871	$9,965	$13,225	$17,948

Portfolio turnover	79.69%	67.22%	174.18%	287.81%	349.34%

*	Total investment returns exclude the effects of sales charges.
+	Based on average shares outstanding.

MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

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MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

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MERRILL LYNCH SHORT-TERM GLOBAL INCOME FUND, INC.

SHAREHOLDER REPORTS

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Investment Managers

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. You may obtain these reports at no cost by calling 1-800-MER-FUND.

Merrill Lynch Short-Term Global Income Fund, Inc.

The Fund will send you one copy of each shareholder report and certain other mailings, regardless of the number of Fund accounts you have. To receive separate shareholder reports for each account, call your Merrill Lynch Financial Advisor or write to the Transfer Agent at its mailing address. Include your name, address, tax identification number and Merrill Lynch brokerage or mutual fund account number. If you have any questions, please call your Merrill Lynch Financial Advisor, other financial intermediary or the Transfer Agent at 1-800-MER-FUND.

STATEMENT OF ADDITIONAL INFORMATION

The Fund’s Statement of Additional Information contains further information about the Fund and is incorporated by reference (legally considered to be part of this Prospectus). You may request a free copy by writing the Fund at Financial Data Services, Inc., P.O. Box 45289, Jacksonville, Florida 32232-5289 or by calling 1-800-MER-FUND.

Contact your Merrill Lynch Financial Advisor or the Fund at the telephone number or address indicated on the inside back cover of this Prospectus, if you have any questions.

Information about the Fund (including the Statement of Additional Information) can be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Call 1-202-942-8090 for information on the operation of the Public Reference Room. This information is also available on the SEC’s Internet site at http://www.sec.gov and copies may be obtained upon payment of a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, Washington, D.C. 20549-0102.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN

For More Information

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THIS PROSPECTUS. NO ONE IS AUTHORIZED TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM INFORMATION CONTAINED IN THIS PROSPECTUS.

Investment Company Act file #811-06089

April 6, 2001

Code #11099-04-01
(Copyright) Merrill Lynch Investment Managers, L.P.

Prospectus